Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES COMPANY DELAYS FILING ITS

ANNUAL REPORT ON FORM 10-K

Houston, Texas. December 29, 2004. BJ Services Company (BJS--NYSE, CBOE, PCX) announced today that it will continue to delay the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2004. The extended deadline for filing the Form 10-K expires today.

Chairman, President and CEO Bill Stewart commented, "The Company is conducting a review of accrued liabilities and certain other balance sheet accounts for the Asia Pacific Region and a review of certain tax records in the region and hopes to finish in time to file our 2004 Report on Form 10-K by January 28, 2005. At present we do not expect material adjustments other than the $9.0 million income referenced below. If we can meet that filing schedule, we will hold our annual meeting of stockholders on March 24, 2005. Today we have set a record date of February 7, 2005 for that meeting."

As previously reported, in October 2004 the Company received a report from a whistleblower alleging that its Asia Pacific Region Controller had misappropriated Company funds in fiscal 2001. The Company began an internal investigation into the misappropriation and whether other inappropriate actions occurred in the Region. The Region Controller admitted to multiple misappropriations during a 30-month period ended April 2002. The misappropriations identified to date total approximately $9.0 million and have been repaid to the Company. The misappropriated funds were recorded as an expense in the Consolidated Statement of Operations in prior periods and, therefore, no restatement is required. As a result, the Company expects to record $9.0 million as Other Income in the Consolidated Condensed Statement of Operations for the quarter ending December 31, 2004. The Company is conducting a review of accrued liabilities and certain other balance sheet accounts for the Asia Pacific Region and a review of certain tax records in the region before filing its Form 10-K. As the Company continues its investigation, further adjustments may be recorded in the Consolidated Statement of Operations, but are not believed to be material at this time.

The Company also received whistleblower allegations that illegal payments to foreign officials were made in the Asia Pacific Region. The Audit Committee of the Board of Directors engaged independent counsel to conduct a separate investigation to determine whether any such illegal payments were made. That investigation, which is also continuing, has found information indicating that illegal payments to government officials in the Asia Pacific Region aggregating in excess of $1.5 million may have been made over several years.

Additionally, the Company intends to give notice of default today to the lenders under its $400 million revolving credit facility for failing to comply with its covenants to timely provide audited financial statements. Similar default notices will be due to other lenders on January 13, 2005 if the Form 10-K has not been filed by that date. However, under the Company's debt instruments, no Event of Default permitting acceleration of indebtedness or termination of credit facilities by the lenders could occur as a result of the delay in filing the Form 10-K unless the default continues beyond January 28, 2005. The Company has no borrowings under its $400 million Revolving Credit Facility and has cash and cash equivalents and short-term investments in excess of its other indebtedness.

This press release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, adverse consequences that may be found in or result from our internal investigation or any governmental investigation or litigation, including potential consequences from deferring filing of our annual report on Form 10-K, associated notices and defaults under the Company's credit facility and other debt agreements, deficiencies identified by the Company in its internal controls for international operations, the possible need for a restatement of prior year periods if amounts are determined to be material, consequences of changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

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BJ Services company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)